July 2021 OTCQB: FCUV NASDAQ: FCUV* *Symbol Reserved NASDAQ Uplisting IPO Company Presentation ISSUER FREE WRITING PROSPECTUS DATED 07/08/2021 FILED PURSUANT TO RULE 433 REGISTRATION STATEMENT NO. 333 - 253049 Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. ISSUER FREE - WRITING PROSPECTUS, CAUTIONARY STATEMENT CONCERNING FORWARD - LOOKING STATEMENTS 2 Filed pursuant to Rule 433 of the Securities Act of 1933 , as amended . This free writing prospectus related to the proposed initial public offering of ordinary shares of Focus Universal Inc . (“FCUV” or the “Company””), which are being registered on a Registration Statement on Form S - 1 (File No . 333 - 253049 ) (the “Registration Statement”) . The Registration Statement has not yet been declared effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents FCUV has filed with the United States Securities and Exchange Commission (“SEC”) for more complete information about FCUV and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, FCUV and any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Boustead Securities, LLC at 949 . 502 . 4408 or by email at offerings@boustead 1828 . com or standard mail at Boustead Securities, LLC, Attn : Equity Capital Markets, 6 Venture, Suite 395 , Irvine, CA 92618 , USA . This document contains forward - looking statements . In addition, from time to time, we or our representatives may make forward - looking statements orally or in writing . We base these forward - looking statements on our expectations and projections about future events, which we derive from the information currently available to us . Such forward - looking statements relate to future events or our future performance, including : our financial performance and projections ; our growth in revenue and earnings ; and our business prospects and opportunities . You can identify forward - looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms . In evaluating these forward - looking statements, you should consider various factors, including : our ability to change the direction of the Company ; our ability to keep pace with new technology and changing market needs ; and the competitive environment of our business . These and other factors may cause our actual results to differ materially from any forward - looking statement . Forward - looking statements are only predictions . The forward - looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us . We are not obligated to publicly update or revise any forward - looking statement, whether as a result of uncertainties and assumptions, the forward - looking events discussed in this document and other statements made from time to time by us or our representatives might not occur . See offering documents for further risks and disclosures . Past performance is not indicative of future results . There is now guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a total risk of loss . 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Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. IPO Summary 3 Issuer Focus Universal Inc. (the “Company”) Exchange & Ticker Nasdaq Capital Market Reserved Symbol: FCUV Common Shares Outstanding Prior to Completion of the IPO 40,959,741 shares Common Shares Offered by the Company 2,000,000 shares Common Shares Outstanding Immediately After the Offering 42,959,741 shares Offering Price $5.00 Use of Proceeds • Research and development • Manufacturing and assembly • Marketing and business development • General corporate purposes Lead Underwriter Boustead Securities, LLC Issuer’s U.S. Legal Counsel Wilson Bradshaw LLP Underwriter’s U.S. Legal Counsel Ellenoff Grossman & Schole LLP Auditor BF Borgers CPA PC

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. IoT refers to the overarching network created by billions of internet - compatible devices and machines that share data and information between each other. Internet of Things (“IoT”) Today 4 Photo Credit: samyakinfotech.com (May 2021)

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Focus Universal Overview ■ Focus Universal is a Universal Smart Internet of Things (“ USIoT ”) developer and manufacturer with 3 foundational patents and 13 provisional patents covering a broad spectrum of technologies. ■ Focus’ core disruptive technologies work to solve the major problems in hardware design, hardware production, software design and communication in both IoT and 5G technologies. ■ Five disruptive technologies: ■ USIP ( Universal Smart Instrumentation Platform) - Provides a universal common hardware foundation for the electronic design, production and applications for IoT. ■ DoC (Device - on - a - Chip) - Leverages USIP technology into a single DoC chip that performs all device functions ■ NIPL (Natural Integrated Programmable Language) – Cross - platform language that serves as a common middle layer between programing languages (such as C++ or iOS) and designated application software, reducing software development time and costs. ■ UNB - PLC (Ultra Narrowband Power Line Communication) – Innovative communication technology that enables the transmission of data between IoT devices over an existing power grid network. ■ 5G+ (Ultra Narrowband Wireless Communication) – Next - generation wireless communication technology with the potential to be faster, provide more coverage, and have substantial cost savings over existing 5G. 5

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. What We Solve – IoT Devices 6 Traditional Machine - to - Machine IoT Universal Smart IoT Traditional Standalone Devices Ubiquitor and Device on Chip ( DoC ) Sensors Ubiquitor DoC

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Wireless Communication Power Line Communication (PLC) What We Solve – Communication Networks 7 5G 5G+ • Data Rate – 1 Gbps • Range – 1/3 mile • Power Consumption – 2X to 9X more than 4G • Data Rate – 1 Gbps • Range – 20+ miles • Power Consumption – Up to 6,000X less than 5G

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Market Potential 8 May 2020

9

Focus Universal Common Foundation

- USIP unifies heterogeneous measurement and control devices into a single universal device (Ubiquitor).
- Traditional software programming requires software engineers to write complex programs and provide consistent maintenance for the coding between physical devices and smartphones.
- NIPL solves this by creating an efficient middle layer between programming languages and app softwares.
- By standardizing the hardware design and simplifying software development and coding, we believe Focus' technology may save up to 90% of cost savings for IoT devices.


Traditional Machine to Machine IoT
Sensor Data Acquisition and Analysis
Linux, Windows, Mac Operating Software
Sensor-Router Communication
IOS, Android Mobile Operating Software
Cloud-Computer Communication
Router-Cloud Communication
Cloud-Smartphone Communication
USIoT
Sensor Data Acquisition and Analysis
USIP and NIPL 90% Common Foundation
NIPL and DoC or USIP

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Business Model Our focus is on the development, sale, licensing and installation of both products and software for the IoT and Wireless Communication industries. Revenue models will include: ■ IoT Manufacturing – Focus has developed product kits (Sensors, Ubiquitor , DoC ) that are currently in demo stage for the agriculture, horticulture, aquaculture, smart home and smart commercial markets. ■ USIP – Focus plans to offer software, firmware and hardware solutions into both an Ubiquitor and a DoC chip, which has the potential to drastically reduce hardware and software engineering costs for IoT device and software developers. ■ Ultra Narrowband – Focus plans to license software and sell ICs with its patented ultra narrowband technology for both PLC and 5G+ with the potential to increase speed and range, reduce cost and optimize performance. ■ Custom Solutions – Focus offers custom device design and installation solutions for both the commercial and residential industries. 10

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. IoT Manufacturing Product Pipeline 11 Smart Home Design completed and tested ■ Lighting Controls ■ Air Conditioning Controls ■ Sprinkler Systems ■ Garden Light Controls ■ Heating Floor Controls ■ Motorized Curtains ■ Pool Filtration Controls ■ Pool Algae Chlorine Controls ■ Smoke Detectors Design in progress (Expected completion: Q3 2021) ■ Carbon Monoxide Monitors ■ Motion Detectors ■ Flood Detectors ■ Door Bells ■ Security Cameras Industrial IoT Design completed and tested ■ Lighting Controls ■ Temperature Controls ■ Humidity Controls ■ Carbon Dioxide Controls ■ Digital Light Controls ■ Quantum PAR Lights ■ pH Controls ■ TDS Controls ■ Fan Speed Controls Focus’ Smart Home and Industrial IoT products are expected to be launched by the end of 2021

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Device On A Chip ( DoC ) ■ DoC technology has the potential to offer lower costs, greater reliability, faster time - to - market and simpler product design in a compact size for the next generation of IoT device production. ■ The platform utilizes a mobile device or computer to communicate with smart devices (sensors, probes, controllers, etc.) in real time to monitor and control these devices through an Ubiquitor (central hub device). 12 Standardization Redundancy Elimination Integration DoC

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. 5G+ ■ Current 5G cellular communication is reaching many critical limits for operation, including high energy usage costs for 5G base stations. ■ Focus Universal 5G+ has the potential to provide longer range and higher data rate than current 5G systems. ■ 5G+ Advantages: ■ Up to 1 Gbps everywhere with 5G high band speed ■ Up to 10X the coverage range of 5G ■ Substantial savings on 5G infrastructure costs ■ Potential energy usage reduction of 6,000X Ultra Narrowband Wireless Communication 13 Typical maximum power consumption of a 5G base station Source: Huwaei 7/29/2020

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Ultra Narrowband Powerline Communication 14 Source: MarketsandMarkets (November 2020) Power Line Communication (PLC) ■ The current PLC market is dominated by Narrowband and Broadband Communications. The primary issue holding back widespread adoption of PLC is the harsh electrical noise disturbance present in power lines. ■ UNB - PLC overcomes the PLC challenges and enables a more secure, faster and stable data communication over existing power lines. ■ UNB - PLC thus offers a major advantage for IoT communication infrastructure backbone of industries including hotels, power plants, industrial facilities and any other industry requiring large scale IoT automation.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Company Investment Highlights ■ Patented Technology – Focus’ patented technologies can potentially solve the most fundamental problems facing the IoT and signal communication industries today. ■ Rapid Product Development – Focus’ USIP technology can potentially assist in the rapid prototyping of IoT devices faster than the competition, which creates a major incentive for traditional manufacturers to leverage the USIP platform technology. ■ Market Opportunity – The instrumentation market is significant and relevant across numerous sectors, and IoT technology is well - positioned to disrupt this market. ■ Organic and Acquisitive Growth Strategy – Focus intends to grow organically and simultaneously pursue strategic acquisition opportunities to advance the manufacturing and distribution of products and licensing software technologies. 15

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. Management Dr. Desheng Wang – CEO and Founder - Dr. Wang served as a senior research fellow at California Institute of Technology from 1994 - 2011. He holds a Masters degree from Dalian Institute of Chemical Physics at the Chinese Academy of Science and a Ph.D. in Chemistry at Emory University in 1994. Dr. Edward Lee – Chairman of Board and Founder – Dr. Lee also serves as Chief Executive Officer of AIDP, Inc. and served as its President. He received his undergraduate degree from Lanzhou University, a graduate degree from the University of Science & Technology of China and a doctorate degree from the University of Florida. Duncan Lee – Mr. Lee is the CFO. He is a licensed Certified Public Accountant and graduated in 2006 with a bachelor’s degree in Accounting from the University of Southern California and has more than 11 years of experience with public company accounting and financial reporting with the SEC. 16

Board Members

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Michael Pope - Mr. Pope has led dozens of M&A transactions and raised hundreds of millions in debt and equity financings. He brings specific experience with fundraising, investor relations, mergers and acquisitions, and corporate strategy. Mr. Pope holds an active CPA license and serves on the boards of various private and public organizations.

Sheri Lofgren - Ms. Lofgren is a certified public accountant with extensive experience in financial accounting and management, operational improvement, budgeting and cost control, cash management and treasury, along with broad audit experience, internal control knowledge and internal and external reporting.

Jennifer Gu - Dr. Gu serves as as Vice President of Research & Development at AIDP. She received his undergraduate degree from the University of Florida and a doctorate degree from the University of California, Los Angeles.

Carine Clark- Ms. Clark is a talented executive serving as president and CEO of four high-growth tech companies, specializing in helping companies scale exponentially. She has received numerous awards including the EY Entrepreneur Of The Year® Award in the Utah Region and Utah Business Magazine's CEO of the Year.

Greg Butterfield – Mr. Butterfield Greg Butterfield is the founder and Managing Partner of SageCreek Partners ("SCP") a technology commercialization and consulting firm. Prior to starting SCP Mr. Butterfield served as the CEO of Vivint Solar. He received a Bachelor of Science in Business Administration from Brigham Young University.

FOCUS UNIVERSAL

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of principal loss. There is no guarantee that any specific outcome will be achieved.

Past performance is not indicative of future results. Investments may be speculative, illiquid and there is a risk of princip al loss. There is no guarantee that any specific outcome will be achieved. 18 Underwriter: Boustead Securities LLC 6 Venture, Suites 395 Irvine, CA 92618 949 - 502 - 4408 offerings@boustead1828.com Corporate: Desheng Wang - CEO 2311 East Locust CT Ontario, CA 91761 626 - 272 - 3883 desheng@focusuniversal.com Contact: Thank You Investor Relations: The Blueshirt Group 100 Montgomery St., Suite 1600 San Francisco, CA 94104 415.217.2632 lauren@blueshirtgroup.com